Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

Corporación Inmobiliaria Vesta, S.A.B. de C.V.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share (2)(3)	Maximum Aggregate Offering Price (2)(3)	Fee Rate	Amount of Registration Fee (2)
Newly Registered Securities
Fees to Be Paid	Equity	Common shares, no par value, represented by American depositary shares, or “ADSs” (1)(2)	457(c)	143,750,000	$3.21	$461,437,500	0.0001102	$50,850.41
	Total Offering Amounts					$461,437,500		$50,850.41
	Total Fees Previously Paid							$11,020
	Total Fee Offsets							$0
	Net Fee Due							$39,830.41

(1)
American depositary shares issuable upon deposit of common shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-272542). Each American depositary share represents ten ordinary shares.

(2)
Includes (a) common shares represented by ADSs that may be purchased by the underwriters pursuant to their option and (b) all common shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public.

(3)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low price of the common shares as provided by the Mexican Stock Exchange on June 23, 2023 and converted into U.S. dollars based on the exchange rate reported by the Mexican Central Bank on such date, which was Ps.17.18 to US$1.00.